UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 30, 2008

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 30, 2008, Block Financial LLC (“Block Financial”), an indirect wholly owned subsidiary of H&R Block, Inc. (the “Company”), drew a combined $195 million under its $1.0 billion Five-Year Credit and Guarantee Agreement dated August 10, 2005 and its $1.0 billion Amended and Restated Five-Year Credit and Guarantee Agreement dated August 10, 2005 (collectively, the “CLOCs”). The draw was made to fund the Company’s off-season operating expenses and to partially fund the previously announced purchase of the operator of its franchise units in Texas, Oklahoma and Arkansas (the “Texas Franchise”), which closed on November 3, 2008 with a purchase price of approximately $278 million. The total amount currently outstanding under the CLOCs is approximately $699 million. The $195 million draw bears interest at the LIBO Rate plus a margin rate (as defined in the CLOCs) and is subject to adjustments as set forth in the CLOCs. The amounts borrowed under the CLOCs become due and payable on August 10, 2010.

The CLOCs contain representations, warranties, covenants and events of default customary for financings of this type, including a minimum net worth covenant and a short-term debt “clean-down” requirement, each as more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008. The CLOCs also include covenants restricting the Company’s and Block Financial’s ability to incur additional debt, incur liens, merge or consolidate with other companies, sell or dispose of their respective assets (including equity interests), liquidate or dissolve, make investments, loans, advances, guarantees and acquisitions, and engage in certain transactions with affiliates. In the event the Company or Block Financial defaults under the CLOCs, the Administrative Agent may (or at the direction of the requisite lenders shall) terminate the applicable CLOC and declare the then-outstanding loans, accrued interest and fees and other obligations under the CLOC to be due and payable immediately.

Block Financial may in the ordinary course of business continue to make draws under the CLOCs to fund the Company’s operating expenses. The Company expects the aggregate amount of borrowings outstanding under the CLOCs for purposes of funding operations (after taking into account the purchase of the Texas Franchise and the sale of Block Financial’s brokerage business unit) could peak at approximately $1 billion in January 2009. The Company intends to meet its obligation to file reports on Form 8-K regarding draws under the CLOCs that are material direct financial obligations pursuant to Item 2.03 by filing such reports for individual draws that (i) equal or exceed $300 million or (ii) cause the aggregate amount of borrowings outstanding under the CLOCs to exceed $500 million or multiples thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	November 4, 2008	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary